Exhibit 99.3

UniTek Global Services, Inc. Extends Forbearance Agreement With Lenders

Company to Explore Refinancing Alternatives

BLUE BELL, PA, June 5, 2013 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (NASDAQ:UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today announced that it has entered into amendments of its previously-disclosed Forbearance Agreements with the Company’s lenders under its Term and Revolving Credit Agreements.   The amendments extend through June 6, 2013 the termination of the standstill periods contained in the original April 30, 2013 Forbearance Agreements.

The Company also announced that it has initiated a process to explore refinancing alternatives for its indebtedness to address its tightening financial covenants and liquidity situation.  To assist the Company in these efforts, the Company has retained Miller Buckfire & Co., a leading New York-based investment banking and capital markets firm owned by Stifel Financial.

Pursuant to the amendments to the Forbearance Agreements, the lenders under the Term and Revolving Credit Agreements have agreed to forbear, through June 6, 2013, from exercising certain rights and remedies they may have under the respective credit agreements arising from the Events of Default referenced in the original Forbearance Agreements.  At the end of the interest grace period and in conjunction with their forbearance, the lenders under the Term Credit Agreement have also agreed to forbear with respect to the interest payment that was due from the Company under the Term Credit Agreement on May 29, 2013.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. www.unitekglobalservices.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the Company’s plans to explore refinancing alternatives and engage in discussions with various third parties in this regard.  These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2011. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aspire,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Contact Info:

The Piacente Group | Investor Relations

Lee Roth

(212) 481-2050

unitek@tpg-ir.com